Exhibit 10.2
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 28, 2025 (the “Effective Date”), is made by and between FactSet Research Systems Inc., a Delaware corporation (the “Company” and together with its subsidiaries, the “Company Group”) and Sanoke Viswanathan (“Executive”).

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which Executive will serve as the Chief Executive Officer of the Company (the “CEO”), with the commencement of employment to begin on September 1, 2025 or such other date as mutually agreed upon by the parties (the date on which Executive actually commences employment with the Company, the “Start Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment Term; Certain Activities. Executive’s employment with the Company under the terms and conditions of this Agreement will commence on the Start Date and will continue in effect until the termination of Executive’s employment in accordance with the terms and conditions of Section 7 (the “Term”). Executive will be employed by the Company as an at-will employee and therefore Executive’s employment may be terminated by either party at any time, subject to the Company’s By-Laws and the provisions of Section 7.

2.    Position; Location.

(a)    During the Term, Executive will be employed by the Company as its CEO pursuant to the terms of this Agreement and will report directly and exclusively to the Board of Directors of the Company (the “Board”) at all times during the Term. Executive shall be nominated, and agrees to serve without additional compensation, as a member of the Board during the Term.

(b)    The principal location of Executive’s employment with the Company will be at the Company’s offices in Norwalk, Connecticut, or, if permitted by the Board, New York, New York, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

3.    Duties; Responsibilities; Exclusivity. During the Term, Executive will (a) be a full-time employee of the Company, (b) perform such duties, and have such authority as is customary for Executive’s role at companies of a similar size and nature to the Company Group and, to the extent consistent with Executive’s CEO role, as reasonably requested by the Board from time to time, (c) Executive will be the most senior officer of the Company Group, and all other senior officers of the Company Group will report directly or indirectly to Executive (unless otherwise determined by Executive, or as required by applicable law or the principles of good corporate governance), and (d) except for periods of authorized vacation, disability or other approved leave, devote Executive’s full business time and attention to the business and affairs of the Company Group, and will not, without the prior written consent of the Board, (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage in any other business activity for pecuniary advantage. Notwithstanding the foregoing, Executive may manage Executive’s personal investments and family affairs and perform and participate in charitable, civic, educational, professional, community and other related activities, in each case, to the extent such activities do not conflict or materially interfere, individually or in the aggregate, with Executive’s duties and responsibilities to the Company Group and do not breach any restrictive covenants in favor of the Company Group to which Executive is bound, including Section 9. Executive is permitted to continue to serve on the boards of directors of the entities set forth on Exhibit A, provided that Executive will resign from any such boards of directors if required to do so by the Board.

4.    Compensation.

(a)    Base Salary. The Company will pay Executive a base salary in the amount of $1,000,000 per annum (the “Base Salary”) during the Term (subject to annual review and which may be increased (but not decreased) in the discretion of the Board), payable in such installments as the Company pays other similarly situated individuals. References to the “Board” in Section 4 and Section 5 shall be inclusive of any committee of the Board that has been delegated applicable authority to make such determinations.

(b)    Annual Bonus.

(i)    For each fiscal year of the Company that begins during the Term, beginning with fiscal year 2026 (regardless of Executive’s Start Date), Executive will be eligible for an annual bonus (the “Annual Bonus”), with a target bonus amount equal to 200% of Base Salary, subject to annual review and which may be increased (but not decreased) in the discretion of the Board (the then-applicable target bonus, the “Target Bonus”), with the actual amount of the Annual Bonus earned for any fiscal year to be determined in the sole discretion of the Board, based on performance criteria established by the Board in consultation with Executive.

(ii)    Any Annual Bonus that becomes payable to Executive under this Agreement shall be paid to Executive in cash in full, no later than two and one-half months following the end of the fiscal year of the Company to which it relates; provided that, except as otherwise provided herein, Executive is an active employee of the Company, and has not given or received notice of termination or resignation of employment, in each case, as of the payment date to which the Annual Bonus relates.

(c)    Annual Equity Award. For each fiscal year of the Company that begins during the Term, beginning with fiscal year 2028, Executive will be eligible to receive annual equity awards (“Annual Equity Award”) in accordance with the terms of the Plan (as defined below) and applicable award agreement(s) with a target grant date value of eleven million dollars ($11,000,000), subject to annual review by the Board (the then-applicable target grant date value, the “Target Equity Award”). The Annual Equity Awards may be granted in the form of stock options, restricted stock units (“RSUs”), performance-based RSUs (“PSUs”) or any other form award permitted by the Plan, as determined by the Board in its discretion in consultation with Executive, and will be subject to the terms and conditions, including performance as applicable, as set forth in the applicable award agreement provided by the Company. For fiscal year 2026, the Annual Equity Award (the "FY 2026 Option Award") will be granted solely in the form of a performance-vesting option with a grant date value of twenty-two million dollars ($22,000,000) that will be subject to the terms and conditions set forth in the Plan and in an award agreement which will not be inconsistent with the provisions of this Agreement, which will provide that the option will vest, subject to continued service, if, during the five (5) year performance period ending on the fifth (5th) anniversary of the grant date, the Company's common stock achieves a thirty (30) day trailing volume-weighted average price (measured on a rolling basis during the performance period) equal to or greater than one and a half times (1.5x) the thirty (30) day trailing volume- weighted average price ending on the grant date. The FY 2026 Option Award will not be exercisable prior to the third (3rd) anniversary of the grant date and will have a term of ten (10) years after the grant date. Upon a Change of Control (as defined below), the FY 2026 Option Award will have performance measured, and will be determined to either vest (and become exercisable in accordance with its terms to the extent that it remains outstanding following such Change of Control) or forfeit, as of the Change of Control based on the price paid (whether in cash, property or a mix of both) per share of common stock of the Company (after taking account of all applicable adjustments set forth in the purchase agreement, whether occurring at or after the closing of the transactions contemplated by such purchase agreement). Executive will not be eligible to receive any Annual Equity Award in fiscal year 2027.

5.    One-Time Awards.

(a)    Make-Whole Cash Award. Upon Executive’s presentation of supporting materials reasonably satisfactory to the Board evidencing that Executive’s 2025 incentive compensation from Executive’s current employer will not be paid to Executive, Executive will receive a three million dollar ($3,000,000) one-time cash payment, paid on or promptly following, but no later than thirty (30) days after the Start Date, or if later, as soon as practicable following receipt and substantiation of such supporting materials.

(b)    Replacement Awards. Upon Executive’s presentation of supporting materials reasonably satisfactory to the Board evidencing that Executive’s outstanding unvested equity awards provided by Executive’s current employer have been forfeited, Executive will receive the following payment (the “Cash Replacement Award”) and grants of RSUs and PSUs (the “Equity Replacement Awards”):

(i)    A one-time cash award of ten million dollars ($10,000,000), subject to immediate repayment of the gross amount by Executive to the Company if Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below) prior to the first anniversary of the Start Date;

(ii)    A grant of RSUs (“Initial RSUs”) with a grant date value of twenty-six million dollars ($26,000,000), subject to vesting twenty-five percent (25%) per year on each anniversary of the grant date subject to Executive’s continued service, except as otherwise provided herein; and

(iii)    A grant of PSUs (“Initial PSUs”) with a target grant date value of ten million dollars ($10,000,000), subject to a three-year performance period with performance criteria to be established by the Board in consultation with Executive, subject to Executive’s continued service through the end of the performance period, except as otherwise provided herein.

The Cash Replacement Award will be paid, and the Equity Replacement Awards will be granted on or promptly following, but no later than thirty (30) days after the Start Date, or if later, as soon as practicable following receipt and substantiation of such supporting materials, and the Equity Replacement Awards will be subject to the terms and conditions of the Plan and the applicable award agreements provided by the Company, which agreements will not be inconsistent with the provisions of this Agreement. The number of shares underlying the Initial RSUs and the Initial PSUs will be determined based on the thirty (30) day trailing volume-weighted average price of the Company's stock prior to May 27, 2025.

6.    Employee Benefits.

(a)    Employee Benefit Plans. During the Term, Executive shall be eligible to participate in all employee benefit plans generally available to similarly situated senior executives of the Company as in effect from time to time, subject to the terms of such plans. Nothing in this Section 6(a) shall require the Company to guarantee the provision of any specific employee benefit to Executive.

(b)    Reimbursement of Business Expenses. The Company will reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(c)    Relocation. Executive (but not his immediate family) will relocate to Connecticut or the greater New York City area no later than the Start Date. In connection with Executive’s relocation, Executive will be provided with relocation benefits under the Company’s Global Mobility Program, including relocation airfare for Executive, shipment of household goods, temporary accommodations for thirty (30) days, a tax briefing prior to relocation with accountants selected by the Company and assistance with tax preparation for the first transition year.

(d)    Other Expenses. Upon presentation of appropriate documentation, the Company will reimburse Executive for (i) up to one hundred twenty-five thousand dollars ($125,000) in travel expenses for Executive and his family to travel between London and New York, (ii) up to one hundred thousand dollars ($100,000) in attorney fees relating to the negotiation and execution of this Agreement, and (iii) up to twenty-five thousand dollars ($25,000) per fiscal year in accounting or tax advisory fees related to services performed under this Agreement.

(e)    Indemnification. Executive will be indemnified by the Company against any claims arising in connection with Executive’s service as an officer and director of the Company to the fullest extent permitted by Delaware law and the Company’s governance documents.

7.    Termination of Employment.

(a)    Termination Date. Executive’s employment will terminate upon the earliest to occur of the following during the Term (such date, the “Termination Date”): (i) the date on which the Company provides notice to Executive of his termination for Disability (as defined below); (ii) the date of Executive’s death; (iii) the date on which the Company provides notice to Executive of his termination for Cause;
(iv) the date which is ninety (90) days following the date on which the Company provides notice to Executive of his termination without Cause, provided that during such notice period the Company shall (A) be under no obligation to assign any duties to Executive, (B) be entitled to exclude him from its premises, and require Executive not to contact any customers, vendors or employees of the Company Group, (C) be entitled to require Executive to resign from any director or officer positions he holds in the Company Group, (D) be entitled to require Executive to take any accrued but unused paid time off, and (E) be entitled to appoint another person to perform Executive’s duties jointly with Executive or in Executive’s place, in the Board’s sole discretion, further provided, that (1) the foregoing shall not affect Executive’s entitlement to receive Base Salary during such notice period and continue to participate in employee benefit plans, (2) the foregoing actions shall not constitute Good Reason and (3) the Board reserves the right in its sole discretion to immediately terminate Executive without Cause and pay Base Salary for such period in lieu of ninety (90) days’ notice or any remaining portion of such notice period, as applicable; (v) the date which is ninety (90) days following the date on which Executive provides notice to the Company of Executive’s resignation without Good Reason (or such earlier date as the Company may decide in its sole discretion) or (vi) the date of Executive’s resignation for Good Reason in accordance with Section 7(g)(v). Upon any termination of employment hereunder, Executive shall resign from all positions held with the Company Group, including as a director or officer of any member of the Company Group, and as a trustee of any employee benefit plan or related trust.

(b)    Termination of Employment Generally. If Executive’s employment with the Company terminates for any reason, Executive will not be entitled to any further compensation or benefits other than as set forth in Sections 7(c) through 7(f) and as follows, in each case if applicable as of the Termination Date: (i) any accrued but unpaid Base Salary, payable as provided in Section 4(a); (ii) reimbursement for any expenses properly incurred and reported by Executive prior to the Termination Date in accordance with Section 6(b), payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the Termination Date; (iii) vested employee health, welfare (other than severance) and retirement benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans described in Section 6(a) as of the Termination Date, including paid time off in accordance with Company policy and any vested rights with respect to equity awards issued under the Plan (or any successor thereto) to the extent not provided for in this Agreement; and (iv) continued rights to indemnification under Section 6(e) (collectively, the “Accrued Rights”).

(c)    Termination by the Company without Cause or Resignation for Good Reason, Other than During the Change of Control Period. If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in each case, other than during the Change of Control Period (as defined below), then Executive will be entitled to receive the Accrued Rights, and if (x) Executive timely executes and does not revoke the release of claims set forth on Exhibit B (the “Release”) no later than thirty (30) days following the Termination Date (or such later date required by applicable law as determined by the Board or a designated committee thereof) (the effective date following the end of any applicable revocation period, the “Release Effective Date”), and (y) Executive does not (x) breach Sections 9(b), 9(d) or 9(e) or (y) materially breach Sections 9(c), 9(f) or 9(g), then Executive will receive the following:

(i)    an amount equal to one and a half (1.5) times the sum of Executive’s then- applicable Base Salary and Target Bonus ("General Severance"), payable in approximately equal installments over the eighteen (18) month period following the Termination Date, in accordance with Company payroll procedures, beginning on the next practicable payroll date following the

Release Effective Date with the first such payment including amounts accrued from the Termination Date;

(ii)    any earned but unpaid Annual Bonus for the year immediately preceding the year in which the Termination Date occurs, paid as and when annual bonuses are paid generally by the Company to its senior executives for such year;

(iii)    a pro-rated portion of the then-applicable Annual Bonus based on the number of days elapsed in the fiscal year in which the Termination Date occurs through the Termination Date with performance based on the actual level of achievement of the applicable performance goals (except that any performance goals based on Executive’s personal performance shall be treated as attained at no less than target level), and any other performance goals shall be deemed achieved at least at the level applicable to similarly situated active employees of the Company, paid as and when annual bonuses are paid generally by the Company to its senior executives for such year;
(iv)    reimbursement by the Company of the cost of Executive’s premiums for continued coverage under the group health plan of the Company (or other member of the Company Group) for Executives and Executive’s eligible dependents covered by the applicable group health plan as of the Termination Date, in an amount equal to the cost of such premiums paid by the Company (or applicable member of the Company Group) in order to provide Executive with participation in such plans at active employee rates (the “Welfare Continuation Reimbursement”) for eighteen (18) months following the Termination Date, provided that Executive timely elects and enrolls in continuation coverage under COBRA, which reimbursement shall be payable directly to the sponsor of the applicable group health plan during the COBRA continuation period, commencing on the first day of the month following the Termination Date (or if later, the first day of the month following the Release Effective Date);

(v)    reasonable outplacement assistance with a firm determined by the Company for up to one year following the Termination Date (or, if earlier, the date Executive commences employment with a subsequent employer), up to a maximum cost of $25,000 (the “Outplacement Assistance”);

(vi)    the Initial RSUs will immediately vest and be settled no later than sixty (60) days after the Termination Date, and the Initial PSUs will remain outstanding for the duration of the performance period (without proration) and be eligible to vest based on actual achievement of the applicable performance criteria in accordance with the applicable equity award agreement;

(vii)    (A) if the FY 2026 Option Award is vested as of the Termination Date, the FY 2026 Option Award will remain outstanding and exercisable for the one year period following the Termination Date, but in no event beyond the scheduled expiration date and (B) if the FY 2026 Option Award is not vested as of the Termination Date, the FY 2026 Option Award will remain eligible to vest for a period of three (3) months following the Termination Date and (x) if the FY 2026 Option Award becomes vested during such period, it will remain outstanding and exercisable for the one year period following the Termination Date, but in no event beyond the scheduled expiration date, however (y) if the FY 2026 Option Award does not vest by the end of such period, then it will be forfeited;

(viii)    all other outstanding Company equity awards held by Executive on the Termination Date will be treated as follows: (v) the next unvested tranche of all time-based stock options and RSUs that is scheduled to vest pursuant to the applicable award agreement on the vesting dated immediately following the Termination Date will vest on the Release Effective Date, with such vested RSUs settled at the time settlement would have occurred under the applicable award agreement as if Executive had continued in employment through such settlement date and such vested options will be exercisable for one year after the Release Effective Date (but no later than the scheduled expiration date), (w) PSUs will continue to be eligible to vest based on actual achievement of the applicable performance criteria, in a pro- rated number of PSUs based on the number of days elapsed in the performance period through the Termination Date (rounded up to the nearest share), settled in accordance with the Plan and the applicable award agreement, (x) all PSUs that do not vest at the end of the applicable performance period in accordance with (w) will be forfeited without consideration, (y) notwithstanding (v) through (w), any equity awards that were granted less than one year prior to the Termination Date will be immediately forfeited without consideration and (z) any performance-based stock options granted in fiscal year 2028 or later will be treated as provided for in the applicable award agreement.

(d)    Termination by the Company without Cause or Resignation for Good Reason, During the Change of Control Period. If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in each case, during the Change of Control Period, then Executive will be entitled to receive the Accrued Rights, and if Executive does not (x) breach Sections 9(b), 9(d) or 9(e) or
(y) materially breach Sections 9(c), 9(f) or 9(g), then Executive will receive the following:

(i)    an amount equal to two (2) times the sum of Executive’s then-applicable Base Salary and Target Bonus, paid in a lump sum within ten (10) days after the Termination Date;

(ii)    any earned but unpaid Annual Bonus for the year immediately preceding the year in which the Termination Date occurs, paid as and when annual bonuses are paid generally by the Company to its senior executives for such year;

(iii)    a pro rata portion of the then-applicable Annual Bonus based on the number of days elapsed in the fiscal year in which the Termination Date occurs through the Termination Date with performance deemed to be achieved at the target level, to be paid no later than ten (10) days after the Termination Date;

(iv)    the Welfare Continuation Reimbursement for twenty-four (24) months following the Termination Date, provided that Executive timely elects and enrolls in continuation coverage under COBRA, which reimbursement shall be payable directly to the sponsor of the applicable group health plan during the COBRA continuation period, commencing on the first day of the month following the Termination Date;

(v)    the Outplacement Assistance;

(vi)    the Equity Replacement Awards will immediately vest, with the Initial PSUs deemed to be achieved at the target level of performance, and all Equity Replacement Awards will be settled no later than ten (10) days after the Termination Date;

(vii)    the FY 2026 Option Award will receive the treatment specified under Section 4(c) and if the FY 2026 Option Award is not forfeited as of the closing of the Change of Control and remains outstanding and exercisable following such Change of Control, the FY 2026 Option Award will remain outstanding and exercisable for the one year period following the Termination Date, but in no event beyond the scheduled expiration date (and otherwise subject in all cases to the terms of the Plan, including Section 12 thereof); and

(viii)    all other outstanding Company equity awards held by Executive on the Termination Date will be treated as follows: (v) all time-based stock options and RSUs will immediately vest, with such vested RSUs settled within ten (10) days after the Termination Date and such vested options will be exercisable for one year after the Termination Date (but no later than the scheduled expiration date), (w) a number of PSUs will vest based on the greater of (A) a prorated number of PSUs at the target level of performance based on the number of days elapsed in the performance period through the Termination Date or (B) the number of PSUs that vest based on the level of actual performance achievement measured as of the end of the last fiscal quarter prior to the Change of Control, in each case, with such vested PSUs settled within ten (10) days after the Termination Date, (w) all PSUs that do not vest in accordance with (w) will be immediately forfeited without consideration and (y) all performance-based stock options granted in fiscal year 2028 or later will be treated as provided for in the applicable award agreement.

(e)    Termination due to Death or Disability. If Executive’s employment is terminated due to Executive’s death or by the Company due to Executive’s Disability, then Executive will be entitled to receive the Accrued Rights, and if (x) Executive (or in the case of Executive’s death or incapacity, Executive’s estate or authorized representative) executes and does not revoke the Release within thirty (30) days (or such longer period as required by law and set forth in the Release) following the Termination Date and (y) Executive (in the case of Executive's Disability) does not breach the restrictive covenants set forth in Section 9, then:

(i)    any earned but unpaid Annual Bonus for the year immediately preceding the year in which the Termination Date occurs, paid as and when annual bonuses are paid generally by the Company to its senior executives for such year;

(ii)    a pro-rated portion of the then-applicable Annual Bonus based on the number of days elapsed in the fiscal year in which the Termination Date occurs through the Termination Date with performance based on the actual level of achievement of the applicable performance goals (except that any performance goals based on Executive’s personal performance shall be treated as attained at no less than target level), and any other performance goals shall be deemed achieved at least at the level applicable to similarly situated active employees of the Company, paid as and when annual bonuses are paid generally by the Company to its senior executives for such year;

(iii)    the Initial RSUs will immediately vest and be settled no later than sixty (60) days after the Termination Date, and the Initial PSUs will remain outstanding for the duration of the performance period (without proration) and be eligible to vest based on actual achievement of the applicable performance criteria in accordance with the applicable equity award agreement;

(iv)    (A) if the FY 2026 Option Award is vested as of the Termination Date, the FY 2026 Option Award will remain outstanding and exercisable for the one year period following the Termination Date, but in no event beyond the scheduled expiration date and (B) if the FY 2026 Option Award is not vested as of the Termination Date, the FY 2026 Option Award will remain eligible to vest for a period of three (3) months following the Termination Date and (x) if the FY 2026 Option Award becomes vested during such period, it will remain outstanding and exercisable for the one year period following the Termination Date, but in no event beyond the scheduled expiration date, however (y) if the FY 2026 Option Award does not vest by the end of such period, then it will be forfeited; and

(v)    all other outstanding Company equity awards held by Executive on the Termination Date will be treated as follows: (v) all time-based stock options and RSUs will immediately vest, with such vested RSUs settled within ten (10) days after the Termination Date and such vested options will be exercisable for one year after the Termination Date (but no later than the scheduled expiration date), (w) PSUs will vest based on the target level of achievement with such vested PSUs settled within ten (10) days after the Termination Date, (x) notwithstanding (v) though (w), any equity awards that were granted less than one year prior to the Termination Date will be immediately forfeited without consideration and (y) all performance-based stock options granted in fiscal year 2028 or later will be treated as provided for in the applicable award agreement.

(f)    Termination due to Retirement. Upon Executive’s retirement, as approved by the Board (or a designated committee thereof), Executive will be entitled to receive the Accrued Rights and all of Executive’s then-outstanding equity awards will be treated in accordance with the Plan and the applicable award agreement(s).

(g)    Failure to Hire. If, following execution of this Agreement, the Company unilaterally rescinds the offer of employment to Executive under this Agreement prior to the Start Date, other than because (i) Executive has engaged in conduct that constitutes Cause (including any violation by Executive of a post-termination obligation to Executive’s prior employer), (ii) information becoming known about Executive or Executive's role with his current employer that would reasonably be expected to materially adversely affect the reputation of Executive or the Company, or that would reasonably be expected to impact Executive's abilities to perform his duties under this Agreement, or (iii) Executive is unable or unwilling to commence employment with the Company, then such rescission will be treated as a Termination by the Company without Cause Other than During the Change in Control Period, Executive will receive General Severance and, in calendar year 2026, a payment of forty-six million dollars ($46,000,000) (but for the avoidance of doubt, no other payments or benefits), provided that Executive (i) executes and does not revoke the Release within thirty (30) days (or such longer period as required by law and set forth in the Release) following the date of rescission, (ii) agrees to not be re-employed by his current employer or any other employer for a period of one year and (iii) provides supporting materials to the reasonable satisfaction of the Company that Executive's 2025 annual cash bonus and all of his equity awards with his current employer have been forfeited without consideration, and that Executive did not receive any other consideration from Executive's current employer in respect thereof.

(h)    Definitions. For purposes of this Agreement:

(i)    “Cause” means that Executive (i) has engaged in gross negligence, gross incompetence, or gross misconduct in the performance of Executive’s duties with respect to the Company Group; (ii) has willfully and continually failed to perform Executive’s duties and responsibilities to the Company Group; (iii) has breached any material provision of any written agreement between the Company Group, on the one hand, and Executive, on the other hand, including any confidentiality, non-solicitation or non-compete agreement, or any material policy or code of conduct established by the Company Group; (iv) has engaged in willful misconduct that is, or would reasonably expected to be, materially injurious to the Company Group; (v) has engaged in other personal or professional conduct that can reasonably be expected to bring public embarrassment or disgrace to the Company Group; (vi) has committed an act of theft, fraud, embezzlement, misappropriation, insubordination or dishonesty resulting in material harm to the Company Group; (vii) has committed a material breach of a fiduciary duty to the Company Group; or (viii) has been convicted of or pleaded guilty or no contest to any felony (or a crime of similar import in a foreign jurisdiction) or any crime involving fraud, dishonesty or moral turpitude; provided, however, that upon the occurrence of one or more conditions specified in (i) through (iv) above, the Board (or a designated committee thereof shall, if the Board (or a designated committee thereof) determines such action capable of being corrected, provide notice to Executive of the existence of such condition(s) and Executive shall have thirty (30) days following receipt of such notice to correct such condition(s), if correctable, and any failure by Executive to correct such condition(s) shall result in Executive’s termination of employment for Cause upon expiration of such thirty- (30-) day corrective period or such later date specified by the Board. Notwithstanding the foregoing, for purposes of a termination of employment during the Change of Control Period, (A) “Cause” shall only mean Executive has engaged in conduct described in clauses (i), (iv), (vi), (vii) or (viii) above and (B) the termination of employment of Executive shall not be deemed for “Cause” unless and until not less than two-thirds of the entire membership of the Board has adopted a resolution finding that, in its reasonable, good faith opinion, Executive is guilty of the conduct described in clauses (i), (iv), (vi), (vii) or (viii) above, and specifying the particulars thereof in detail.

(ii)    “Change of Control” means “Change of Control” as defined in the Plan.

(iii)    “Change of Control Period” means the period commencing on the date a Change of Control occurs and ending on the second anniversary of such date.

(iv)    “Disability” means Executive’s substantial inability to perform his duties for the Company Group due to physical or mental illness or incapacity for any consecutive period of six (6) months or any non-consecutive periods aggregating six (6) months or more in any twelve (12)-month period.

(v)    “Good Reason” means any of the following actions taken without the consent of Executive:

(1)    any change to Executive’s title such that Executive ceases to be the CEO and the senior most officer of the Company Group;

(2)    a material reduction in Executive’s authority, duties or responsibilities, or a requirement that Executive report to any person or governing body other than directly to the Board (or a designated committee thereof);

(3)    a material reduction in Executive’s Base Salary or Target Bonus opportunity;

(4)    any breach by the Company Group of any material provision of any material written agreement between the Company Group, on the one hand, and Executive;

(5)    any failure of the Company Group to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets in connection with any Change of Control; or

(6)    a relocation of Executive’s primary location of employment to more than fifty (50) miles from the location set forth in Section 2(b).

Good Reason shall not exist unless (A) Executive provides the Company with written notice no later than thirty (30) days after the occurrence of the event purported to be the basis for Good Reason, setting forth in reasonable detail Executive’s basis for a claim of Good Reason, (B) the Company fails to cure such event within sixty (60) days after receipt of such notice and (C) Executive resigns from employment and all other positions with the Company Group no later than thirty (30) days after the end of the notice period in (B). Notwithstanding the foregoing, during a Change of Control Period, “Good Reason” shall be deemed to include any clauses set forth in the definition of "Good Reason" provided under the Company’s Executive Severance Plan, as amended from time to time, or any successor plan thereto, that are not contained in the above definition.

(vi)    “Plan” means the Company’s Stock Option and Award Plan, as amended and restated effective December 19, 2017, as amended from time to time, or any successor plan thereto.

8.    Representations and Warranties. Executive represents that Executive is able to accept this job and carry out the work that it would involve without breaching any legal restrictions on Executive’s activities, such as restrictions imposed by a current or former employer. Executive further confirms that Executive will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from Executive’s current or former employer or bring any such materials to the Company without written authorization from Executive’s current or former employer, nor will Executive use or disclose any confidential information of Executive’s current or former employer during the course and scope of Executive’s employment with the Company.

9.    Restrictive Covenants.

(a)    Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s services to the Company Group, Executive will have significant access to and will become acquainted with information about the Company Group that is non-public, confidential or proprietary in nature. Executive agrees and acknowledges that the Company Group is engaged throughout the world in a highly competitive business and the success of the Company Group in the marketplace depends upon its goodwill and reputation. Executive agrees and acknowledges that reasonable limits on Executive’s ability to engage in activities competitive with the Company Group are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company Group, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company Group at a competitive disadvantage. Executive further agrees that Executive’s obligations under this Section 9 are reasonable and will be absolute and unconditional and that Executive will comply with any other restrictive covenants provisions or agreements in favor of the Company Group that Executive hereafter becomes party to or obligated thereunder.

(b)    Confidential Information. Subject to Section 9(j), during Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive will hold in a fiduciary capacity for the benefit of or about the Company all non-public information, matters and materials of the Company Group, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, research, development, inventions, computer programs and software, databases and data processing, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, the “Confidential Information”) and will not, directly or indirectly, use or disclose such Confidential

Information to any Person. “Confidential Information” will not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement.

(c)    Return of Property. Upon the termination of Executive’s employment for any reason, or at such earlier time as may be requested by the Company, Executive will deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (i) belong to the Company Group or (ii) contain or reflect any Confidential Information concerning the Company Group. To the extent such documents, papers and records are stored or maintained on any personal computer, email, cloud account, or other storage device and cannot be returned to the Company in their entirety, Executive agrees to permanently delete such materials upon the instruction of the Company. Upon reasonable request, Executive will certify (by affidavit, if requested by the Company) that such deletions have occurred. Notwithstanding the foregoing, Executive shall be entitled to retain a copy of this Agreement and any other compensatory agreement between Executive and a member of the Company Group, and any tax information returns and payroll stubs reasonably necessary for the preparation of his personal tax returns.

(d)    Non-Competition.

(i)    Executive agrees that while Executive is employed by the Company and for a period of twelve (12) months following the Termination Date, (the “Restricted Period”), Executive shall not engage in Competition with the Company Group.

(ii)    For purposes of this Agreement, “Competition” means (A) participating, directly or indirectly, as an individual proprietor, officer, employee in a management or executive-level role, or director of, or (B) providing consulting, advisory, business, investment, strategic, sales, financial, operational, technical or design advice or services (in each case, to the extent that Executive provided such advice or services to the Company Group at any time during Executive’s employment with the Company Group) to, in each case, any Competitive Business within the United States and/or any country in which Executive provided services (including supervisory or oversight services) on behalf of the Company Group; provided, however, that “Competition” shall not include: the performance of services for any enterprise to the extent such services are restricted solely to one or more distinct portions of the operations and businesses of such entity and such distinct portions are not engaged in the Competitive Business or do not supply product to the Company Group for the Competitive Business, and Executive does not have any discussions with, or participate in, the governance, strategy, development, management or operations of such business segments that engage in the Competitive Business or supply product to the Company Group for the Competitive Business; and a “Competitive Business” means any business that competes, in whole or in part, with the business of the Company Group, including any service or product offered by the Company Group, with respect to which Executive provides services (including supervisory or oversight services), including with respect to open data and software solutions for investment professionals, or with respect to which Executive receives Confidential Information.

(e)    Non-Solicitation. Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly:

(i)    Call upon, solicit, divert, take away or attempt to solicit any of the customers, prospective customers, vendors or suppliers or any other business contacts of the Company Group with whom Executive had direct or indirect contact, or about whom Executive learned Confidential Information, in each case, during the then-immediately preceding twenty- four (24) months ending no later than the last day of Executive’s employment with the Company Group (a “Business Relation”), or cause such Business Relation to reduce or adversely change the terms of their business relationship with the Company; provided, however, that this Section 9(e)(i) shall not limit Executive’s ability to solicit, call upon, contact or approach any business contacts with whom or which Executive had a relationship prior to Executive’s position with the Company Group; or

(ii)    Solicit, recruit, retain, hire, induce, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee, independent contractor, consultant or agent of the Company Group who learned, developed or had access to Confidential Information and who was employed, engaged or recruited during Executive’s employment with the Company Group to discontinue his relationship with the Company Group; provided, however, that Executive shall not be prohibited from placing general advertisements or conducting any other form of general solicitation that is not specifically targeted at the Company Group’s employees.

(f)    Non-Disparagement.

(i)    Subject to Section 9(j), Executive agrees that, at all times during and for three years after the Termination Date, Executive will not make critical, negative or disparaging remarks about the Company Group that would reasonably be expected to result in material harm to the Company Group, including, but not limited to, comments about any of their respective products, services, management, business or employment practices.

(ii)    The Company agrees that, at all times during and for three years after the Termination Date, the Company will instruct all current and future senior executive officers of the Company Group and each member of the Board, for so long as such individual remains employed by or serves as a director of the Company Group, not to make critical, negative or disparaging remarks about Executive that would reasonably be expected to result in material harm to Executive. Similarly, the Company Group agrees that, at all times during and for three years after the Termination Date, it will not, in any official communication published by the Company Group, make critical, negative or disparaging remarks about Executive that would reasonably be expected to result in material harm to Executive.

(g)    Intellectual Property. All copyrights, trademarks, trade names, servicemarks, patents and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced during Executive’s employment with the Company Group (whether prior to or after the Start Date) that either (i) relate to the business of the Company Group thereof or (ii) result from any work performed by Executive for the Company Group, will be the sole property of the Company Group, as the case may be, and Executive hereby waives any right or interest that Executive may otherwise have in respect thereof. Upon request of the Company, Executive will execute, acknowledge and deliver any assignment or other instrument or document reasonably necessary or appropriate to give effect to this Section 9(g) and do all other acts and things reasonably necessary to enable the Company Group, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

(h)    Modification. The parties hereto agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 9 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company Group, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this Section 9 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9 as will render such restrictions valid and enforceable.

(i)    Remedies for Breach. The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein will not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company Group will suffer irreparable harm as a result of a breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Executive of any provision of this Section 9, the Company Group will, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 9, without the necessity of proving damages, posting a bond or other security, and Executive hereby consents to the entry of such relief against him and agrees not to contest such entry. Such relief will be in addition to and not in substitution of any other remedies available to the Company Group. The existence of any claim or cause of action of Executive against the Company Group, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company Group of said covenants.

(j)    Permitted Disclosures.

(i)    Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(ii)    Further, nothing in this Agreement or any other agreement that Executive has with the Company Group shall prohibit or restrict Executive from:
(A) voluntarily communicating with an attorney retained by Executive, (B) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the Attorney General, the New York State Division of Human Rights, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law (including alleged criminal conduct or unlawful employment practices), in each case without advance notice to the Company Group, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (C) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (D) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company Group prior to any such disclosure to the extent legally permitted), (E) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled, (F) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company Group, including disclosing information with respect to sexual misconduct, sexual harassment, sexual assault or other unlawful employment practices, (G) disclosing any Confidential Information to the extent required in the course of Executive’s employment, (H) disclosing any Confidential Information to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement or any other material written agreement between Executive and a member of the Company Group (or in the case of any other litigation between Executive and the Company Group), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company Group), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation (contractual or otherwise) to keep such Confidential Information confidential, or (I) enforcing this Agreement or any other material written agreement between Executive and a member of the Company Group.

10.    Assignment. This Agreement, and all of the terms and conditions hereof, will bind the Company and its successors and assigns and will bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement will release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s Group’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation will be null and void. The Company Group may assign any of its rights hereunder, in whole or in part, to any successor or assign.

11.    Arbitration.

(a)    Except as otherwise set forth in Section 9, the Company Group and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company Group or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii)

any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement; provided, further, that notwithstanding anything to the contrary herein, Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable. All Disputes will be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Employment Dispute Resolution Rule then in effect (the “JAMS Rules”).

(b)    Any arbitration proceeding brought under this Agreement will be conducted in New York, New York, or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules.

(c)    Each party to any Dispute will pay its own expenses, including attorneys’ fees. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in a court of competent jurisdiction; provided, however, that (i) the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies and (ii) the arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereto irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, controversy or claim. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(d)    Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(e)    It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings.

12.    General.

(a)    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12(a)):

To the Company:

FactSet Research Systems Inc. 45 Glover Avenue
7th Floor
Norwalk, CT 06850 Attention: Chair of the Board

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West
New York, NY 10001 Attention: Michael A. Wiseman
Email: michael.wiseman@skadden.com To Executive:
At the address shown in the Company’s personnel records

(b)    Entire Agreement. This Agreement (including any exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

(c)    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d)    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction).

(f)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement, including, without limitation, the provisions of Section 9 hereof.

(g)    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)    Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(i)    No Mitigation; Inconsistencies. In no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control (including with respect any restrictive covenants). In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or any of its affiliates, the provisions of this Agreement shall control.

(j)    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”) to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement that are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
(k)    Section 280G.

(i)    Treatment of Payments. Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change of Control or the termination of Executive’s employment, whether pursuant to the terms of the Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii)    Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 12(j)(i), the Total Payments shall be reduced in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; and (v) all other non- cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.
(iii)    Accounting Determinations. All determinations as to the Total Payments to be reduced and the amount of reduction shall be made by a nationally recognized certified public accounting firm or other firm specializing in Section 280G and Section 4999 matters selected by the Company prior to the Change of Control (the “Accountant”), whose determination shall be conclusive and binding. It is expressly understood that in determining the amount of any reduction to the Payments, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by Executive before or after the Change of Control, including any amounts payable to Executive following the Termination Date with respect to any noncompetition provisions that may apply to Executive, and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions. All such determinations by the Accountant shall be at the Company’s expense.

(iv)    Additional Payments. If Executive receives reduced payments and benefits by reason of this Section 12(j) and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

(l)    Recoupment. Executive agrees that any compensation or benefits received under this Agreement or otherwise in respect of Executive’s services to the Company group may be subject to recoupment pursuant to the Company’s Incentive Compensation Recoupment Policy or pursuant to any other compensation recoupment policy adopted by the Company or as otherwise required by applicable law.

(m)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.    Executive Representation and Acceptance. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

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    IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY,
the parties hereto have executed and delivered this Agreement as of the year and date first above written.

FACTSET RESEARCH SYSTEMS INC.

By:/s/ Robin A. Abrams     Name: Robin A. Abrams
Title: Chair of the Board of Directors

EXECUTIVE

_/s/ Sanoke Viswanathan     Sanoke Viswanatha
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